THIS SALES AGREEMENT ("the Agreement") is entered into this 7th day of February, 2007

BETWEEN:

MT Ventures Inc. with registered offices at 6 Temple Street, St. John's, Antigua, Antigua and Barbuda, West Indies

("MTV")

OF THE FIRST PART

AND

Mahjong Systems (Cyprus) Limited with registered offices at 3, Chrysanthou-Mylona, Limassol 3030, Cyprus

("MSL")

OF THE SECOND PART

WHEREAS,

A. MSL and its affiliates are in the business of developing, operating, licensing and marketing multiplayer Internet gaming software ("MSL's Business").
B. MTV owns all right and title to proprietary single and multiplayer Internet gaming software (the "Gaming Software");
C. MTV licenses Internet gaming software and provides Internet gaming services to various companies; and
D. MSL wishes to have the non exclusive right to sell Gaming Software licenses and make use of MTV's services to conduct MSL's Business.

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto agree as follows:

1. Representations and Warranties

1.1. To induce MTV to enter into this Agreement, MSL represents and warrants that:

1.1.1. It is duly incorporated, organized and validly existing under the laws of Cyprus;

1.1.2. It has good and sufficient capacity, power, authority and right to enter into, execute and deliver this Agreement, to complete the transactions

contemplated hereby and to duly observe and perform the covenants and obligations contained herein; and

1.1.3. All necessary corporate action has been taken by MSL to authorize and approve the execution and delivery of this Agreement, the completion of the transactions contemplated hereby and the observance and performance of the covenants and obligations contained herein.

1.2. To induce MSL to enter into this Agreement, MTV represents and warrants that:

1.2.1. It is duly incorporated, organized and validly existing under the laws of Antigua and Barbuda;

1.2.2. It has good and sufficient capacity, power, authority and right to enter into, execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform the covenants and obligations contained herein; and

1.2.3. All necessary corporate action has been taken by MTV to authorize and approve the execution and delivery of this Agreement, the completion of the transactions contemplated hereby and the observance and performance of the covenants and obligations contained herein.

2. Definitions

2.1. "Software" shall mean a proprietary licensed data processing program or micro program consisting of a series or sequence of signals, or instructions, statements, or fonts stored on any media in machine readable form, and any related licensed materials such as, but not limited to, graphics, flow charts, logic diagrams, manuals, and listing, used to facilitate Internet gaming and owned by MTV.

2.2. "Gaming Software Agreement" shall mean an agreement entered into by a Licensee with either MTV or with MSL, where such agreement governs the use of the Gaming Software by the Licensee.

2.3. "Gaming Software License" shall mean a license, sold by MSL, to use the Gaming Software subject to the terms of a Gaming Software Agreement.

2.4. "Licensee" shall mean a third party to whom MSL has sold a Gaming Software License.

2.5. "Rake" shall mean, where applicable, the fee taken from the pot in games played using the Gaming Software and the fee taken on tournament entries for tournaments played using the Gaming Software.

2.6. "Gross Revenue" shall mean the aggregate amount of all revenues realized from the sale by MSL of a Gaming Software License including, without limitation, one-time license fees and monthly fees and royalties.

2.7. "Gross Monthly Revenue" shall mean, for any given calendar month, the total amount of Gross Revenue.

2.8. "Confidential Information" shall mean material in the possession of MTV which is not generally available to or used by others or the utility or value of which is not generally known or recognized as standard practice, including, without limitation, all financial business and personal data relating to MTV's clients, any non-public information about associates, affiliates, subsidiaries, consultants, directors and employees of MTV or its, business and marketing plans, strategies and methods, studies, charts, plans, tables and compilations of business industrial information, computer software and computer technology whether patentable, copyrightable or not, which is acquired or developed by or on behalf of MTV or its affiliates and associates from time to time.

3. Indemnification

3.1. MSL acknowledges and agrees that neither MTV nor any of its shareholders, directors, officers, employees, agents, representatives, associates and affiliates will be liable to MSL or Customers for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with this Agreement, the Gaming Software, services or the Hardware or any other information, material or services provided by MTV to MSL under this Agreement. If, despite the foregoing limitations, MTV or any of its shareholders, directors, officers, employees, agents, representatives, affiliates or associates should become liable to MSL or any other person (a "Claimant") in connection with this Agreement, then the maximum aggregate liability of MTV, its shareholders, directors, officers, employees, agents, representatives, affiliates and associates for all such things and to all such parties will be limited to the lesser of the actual amount of loss or damage suffered by the Claimant or the amount of MSL's fees payable by MSL to MTV for the three months prior to the loss.

3.2. MSL shall indemnify and save harmless MTV and its shareholders, directors, officers, employees, agents, contractors, representatives, affiliates and associates (together, the "Indemnified Parties") from and against all damages, losses, costs and expenses, including actual legal fees and costs, fines and liabilities incurred by or awarded, asserted or claimed against any of the Indemnified Parties by any licensing or government agency who licenses, regulates, or otherwise governs the licensing or use of Internet gambling in connection with MSL's activities under this Agreement, including claims brought by a person using or relying upon any advice given or publication produced and distributed by MSL.

4. Appointment

4.1. MTV grants to MSL, and MSL accepts, the non-exclusive right to sell Gaming Software Licenses to Licensees during the Term of this Agreement. MTV reserves the right to appoint other sellers or resellers or to make direct sales to anyone at any time, without notice or liability. Furthermore, MSL hereby agrees that MTV, in its sole and absolute discretion and without recourse, may reject the terms of the sale of any Gaming Software License by MSL, and in such cases not proceed in providing the Gaming Software.

4.2. MSL hereby agrees that it shall not solicit or enter into an agreement with any existing or prior licensees of MTV, such licensees to be identified at the discretion of MTV.

4.3. For each Gaming Software License sale by MSL, the following shall apply, unless the parties shall otherwise mutually agree in writing:

4.3.1. The Licensee shall enter into the Gaming Software Agreement directly with MSL and/or its affiliates;

4.3.2. MTV shall, acting reasonably, determine the implementation structure of Gaming Software for a particular Gaming Software Agreement and shall integrate or customize the Gaming Software, where necessary;

4.3.3. MTV shall, acting reasonably, determine the implementation structure of any hardware necessary to operate the Gaming Software, including but not limited to the purchase and installation cost, hosting and ongoing maintenance of such hardware; and

4.3.4. MTV shall be responsible for the continued support of any Licensee, as well as for decisions pertaining to the Licensee, including ongoing support and operational issues. Notwithstanding the foregoing, the collection and remittance of funds shall be the responsibility of MSL.

4.4. All right, title and interest in and to the Gaming Software, and any copies thereof, and all documentation, code and logic, which describes and/or comprises the Licensed Software remains the sole and exclusive property of MTV.

4.5. MTV shall grant to MSL and its affiliates the rights necessary to enable MSL and/or its affiliates to sublicense the Gaming Software. In particular, MTV acknowledges that MSL and its affiliates may sublicense the Gaming Software to affiliates and to clients. Copyright and other proprietary rights of MTV protect the Gaming Software. MSL shall be held directly responsible for acts relating to the Gaming Software by MSL which are not authorized by this Agreement.

4.6. MTV shall not be responsible for failure of performance of this Agreement due to causes beyond its control, including, but not limited to, computer hardware or software failures or slowdowns, computer failures or slowdowns, power failures, work stoppages, fires, civil disobedience, riots, rebellions, Acts of God, and similar occurrences.

4.7. It is the policy of MTV to prevent the use of the Gaming Software as a "money laundering" vehicle. MSL warrants that it will undertake all reasonable efforts to prevent persons from using the Gaming Software as a money laundering vehicle. If it is revealed that MSL is purposely allowing or is willfully blind to money laundering, MTV may forthwith terminate this Agreement without notice and without any recourse to MTV.

4.8. MSL shall not accept wagers from persons residing in the USA or Canada and / or from any other restricted jurisdiction and shall implement all measures stipulated by MTV to ensure that persons residing in the USA or Canada and / or from any other restricted jurisdictions are not able to wager utilizing the Gaming Software.

4.9. MSL hereby agrees not to make any announcements or press releases with regard to this Agreement or MSL's relationship with MTV without the prior written consent of MTV. MSL shall not acquire any right under this Agreement to use, and shall not use, the trade-marks and trade names of MTV in any advertising, publicity or promotion or other disclosures, or to express or imply any endorsement of MTV's product's or services, or in any manner or for any purpose whatsoever, without the prior written consent of MTV.

4.10. Except as otherwise specifically set out in this Agreement or mutually agreed in writing by the parties, MTV shall not be responsible for any cost or expense in connection with this Agreement, including without limitation, the cost of advertising, marketing and promoting the sale of the Gaming Software.

4.11. MSL hereby agrees that MTV may, in its sole and absolute discretion, request in writing that MSL ceases and terminates particular marketing activities or campaigns that MTV deems to be inappropriate.

5. Term and Termination

5.1. This Agreement shall commence and be deemed effective on the date when fully executed (the "Effective Date") and shall remain in effect for a period of five years (the "Term") provided that MSL is not in breach of any of the terms and conditions of this Agreement. Upon the expiry of the Term, this Agreement may be renewed in writing by mutual consent for a further period of five years.

5.2. Provided that this Agreement has not been terminated as a result of any breach of the terms and conditions of this Agreement by MSL, and notwithstanding

provision 5.1 hereinbefore, MTV may at anytime terminate this Agreement by giving 90 (ninety) days written notice to MSL.

5.3. MTV may terminate this Agreement at any time upon five days written notice if MSL is more than 30 days in arrears in the making of payment for any fees due and owing to MTV (the "Notice Period"). MSL shall be allowed to cure the breach during the Notice Period, thus pre-empting MTV's ability to terminate this Agreement in accordance with this section.

5.4. MTV may terminate this Agreement at any time upon five days written notice if MSL becomes bankrupt or insolvent or ceases carrying on business for any reason.

5.5. MTV may terminate this Agreement at any time upon five days written notice if MTV or any of its principals, officers, directors, associates or affiliates becomes the subject of third party civil or criminal litigation as a result of MSL's operations under this Agreement.

5.6. Upon termination of this Agreement, MSL shall immediately return to MTV any and all of MTV's materials which are in MSL's possession and/or in the possession of MSL's agents, employees, principals, directors, representatives and employees.

5.7. If for any reason this Agreement is terminated, any outstanding amounts due and payable to MTV, whether invoiced or not, as per Section 6 of this Agreement, may be seized and retained by MTV from any and all of MSL's funds which are held on hand by MTV. Any such funds seized by MTV shall be credited toward those outstanding amounts due.

5.8. MTV shall have the right to terminate this Agreement with immediate effect by notice in writing to MSL if any Competitor to MTV directly or indirectly acquires control of MSL or MSL's Business. For the purpose hereof, "control" shall mean the direct or indirect management of MSL or the ownership of more than fifty percent (50 %) of the voting stock.

5.9. Upon the expiration or termination of this Agreement, MSL's right to use the Gaming Software shall immediately end and MTV may take, at its sole discretion, any such actions as it deems necessary to ensure MSL does not directly or indirectly use the Gaming Software.

5.10. Notwithstanding the termination or expiration of this Agreement, until the expiration of all Gaming Software Agreements, MSL shall continue to pay MTV its share of all Gross Revenues generated from Gaming Software Licenses sold during the Term of this Agreement. The provisions of Sections 3, 4.4, 4.8 and 6 shall survive the termination or expiration of this Agreement.

6. Remuneration

6.1. Unless otherwise mutually agreed in writing, the Gross Revenue shall be divided and paid monthly on the following basis: (i) MTV shall receive an amount that is equal to (%) of the Gross Monthly Revenue (the "Fees"); and (ii) MSL shall receive an amount that is equal to (%) of the Gross Monthly Revenue. The Fees shall become due and owing on the fifteenth (15th) day following: (a) the execution of the applicable Gaming Software Agreement; and/or (b) MSL's receipt of any other royalties or monies that are related to the Gaming Software Agreement. For greater clarification, the party that collects the Gross Revenue shall hold the other party's portion in trust and shall keep the other party's portion segregated until the other party's portion is paid in full, pursuant to the division that is set out in this Section 6.1.

6.2. Any payment not received from MSL by the due date may accrue late charges at the rate of one and a half percent (1.5%) per month or at the maximum rate permitted by law, whichever is lower, from the date such payment was due until the date paid.

6.3. MTV or its representatives may enter and inspect MSL's (and where applicable, its affiliates') premises during normal working hours to verify MSL's compliance with the terms of this Agreement. Any inspection will be undertaken in the presence of an authorized customer business systems representative of MSL, and shall be limited to reasonable inquiries required in order to determine whether an infringement or non-compliance has occurred. Any MSL records disclosed during such audit and the results of such audit shall be treated as Confidential Information pursuant to this Agreement. MTV shall provide MSL with written notice of its intent to conduct such an audit at least ten (10) business days prior to such audit. If this examination reveals that MSL (or its affiliates) have improperly used the Gaming Software, MTV shall invoice MSL for such unauthorized use based upon MTV's standard fees in effect at the time the examination is completed. If the fees owing to MTV due to such unauthorized use exceed 5% of the amounts actually paid, then MSL shall also pay MTV's reasonable costs of conducting such examination.

7. Confidentiality

7.1. MSL shall not disclose, publish, or disseminate Confidential Information to anyone other than those of its employees or others with a need to know, and MSL agrees to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Confidential Information. MSL agrees not to use Confidential Information otherwise for its own or any third party's benefit without the prior written approval of an authorized representative of MTV in each instance.

7.2. All Confidential Information, and any Derivatives thereof whether created by MSL or MTV, remains the property of MSL and no license or other rights to Confidential Information is granted or implied hereby. For purposes of this Agreement, "Derivatives" shall mean: (a) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

7.3. MTV shall not disclose the contents of this Agreement to any third party who is not bound to maintain confidentiality between the parties. MTV acknowledges that disclosure of the terms of this Agreement to third parties will cause considerable damages to MSL, which will constitute a material breach of this Agreement.

8. General Provisions

8.1. Notices

8.1.1. Unless otherwise provided in this Agreement, any notice provided for under this Agreement shall be in writing and shall be sufficiently given if delivered personally, or if transmitted by facsimile which shall be deemed received upon confirmation of the actual transmission of the facsimile, or if mailed by prepaid registered post which shall be deemed received upon the actual delivery to the recipient addressed to the parties at their respective addresses set forth below or at such other addresses as may be specified from time to time by notice:-

To MSL: Mahjong Systems (Cyprus) Limited
3, Chrysanthou-Mylona
Limassol 3030
Cyprus
Attention: Maria Elia
Fax: +357 25 35 60 10

To MTV: MT Ventures Inc.
6 Temple Street
St. John's
Antigua and Barbuda
Attention: Septimus A. Rhudd
Fax: +1 268 460 6183

8.2. Entire Agreement and Schedules

8.2.1. The parties agree that this Agreement constitutes the complete and exclusive statement of the terms and conditions between MSL and MTV covering the performance hereof and cannot be altered, amended or modified except in writing executed by a duly authorized representative of each party. MSL further agrees that any terms and conditions of any purchase order or other instrument issued by MSL in connection with this Agreement which is in addition or inconsistent with the terms and conditions of this Agreement shall not be binding on MTV and shall not apply to this Agreement.

8.3. Arbitration

8.3.1. Any dispute in connection with this Agreement shall be settled by arbitration in accordance with any Arbitration Act that shall be mutually agreed upon between the parties; provided, however, should any dispute arise under this Agreement, the parties shall endeavor to settle such dispute amicably between themselves. In the event that the parties fail to agree upon an amicable solution, such dispute shall be finally determined by arbitration as aforesaid.

8.4. Good Faith

8.4.1. The parties acknowledge to one another that each respectively intends to perform its obligations as specified in this Agreement in good faith.

8.5. Parties to Act Reasonably

8.5.1. The parties agree to act reasonably in exercising any discretion, judgment, approval or extension of time that may be required to effect the purpose and intent of this Agreement. Whenever the approval or consent of a party is required under this Agreement, such consent shall not be unreasonably withheld or delayed.

8.6. Governing Law

8.6.1. This Agreement and all Schedules shall be governed by and construed in accordance with the laws of the Country of Antigua and Barbuda, West Indies and MSL hereby attorns to the exclusive jurisdiction of the courts of Antigua and Barbuda, West Indies notwithstanding any other provision expressed or implied in this Agreement.

8.7. Time to be of the Essence

8.7.1. Time shall be of the essence of this Agreement.

8.8. Number and Gender

8.8.1. In this Agreement the use of the singular number includes the plural and vice versa, the use of any gender includes all genders, and the word "person" includes an individual, a trust, a partnership, a body corporate and politic, an association and any other incorporated or unincorporated organization or entity.

8.9. Captions

8.9.1. Captions or descriptive words at the commencement of the various sections are inserted only for convenience and are in no way to be construed as a part of this Agreement or as a limitation upon the scope of the particular section to which they refer.

8.10. Assignability and Transferability by MSL

8.10.1. At any time during the term of this Agreement, MSL may at its sole discretion, assign or transfer this Agreement to any of its affiliates, associates or related parties, without obtaining the approval of MTV.

8.11. Assignability and Transferability by MTV

8.11.1 At any time during the term of this Agreement, MTV may at its sole discretion, assign or transfer this Agreement to any of its affiliates, associates or related parties, without obtaining the approval of MSL.

8.12. Benefit

8.12.1. This Agreement shall enure to the benefit of and be binding upon the parties herein, and their successors and permitted assigns.

8.13. Waiver

8.13.1. No condoning, excusing or waiver by any party hereto of any default, breach of non-observance by any other party hereto, at any time or times with respect to any covenants or conditions herein contained, shall operate as a waiver of that party's rights hereunder with respect to any continuing or subsequent default, breach or nonobservance, and no waiver shall be inferred from or implied by any failure to exercise any rights by the party having those rights.

8.14. Further Assurance

8.14.1. Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further acts and

other things as may be necessary to implement and carry out the intent of this Agreement.

8.15. Cumulative Rights

8.15.1. All rights and remedies of MTV are cumulative and are in addition to and shall not be deemed to exclude any other rights or remedies allowed by law except as specifically limited hereby. All rights and remedies may be exercised concurrently.

8.16. Prior Agreements

8.16.1. Except as specifically provided for herein this Agreement contains all of the terms agreed upon by the parties with respect to the subject matter herein and supersedes all prior agreements, assumptions, arrangements and understandings with respect thereto, whether oral or written.

8.17. Severability

8.17.1. If any part of this Agreement is unenforceable because of any rule of law or public policy, such unenforceable provision shall be severed from this Agreement, and this severance shall not affect the remainder of this Agreement.

8.18. No Partnership

8.18.1. Notwithstanding anything in this Agreement, no part of this Agreement, nor the Agreement as a whole shall be construed as creating a partnership or agency relationship between the parties. If any part of this Agreement should become construed as forming a partnership or agency relationship, that part shall be amended such that no partnership or agency relationship is created, but that part achieves what it was originally intended to achieve.

8.19. Dollar Amounts

8.19.1. All references to money or specific dollar amounts in this Agreement are in United States Dollars.

8.20. Interpretation

8.20.1. In the interpretation of this Agreement or any provision hereof, no inference shall be drawn in favor of or against any party by virtue of the fact that one party or its agents may have drafted this Agreement or such provision.

8.21. Facsimile

8.21.1. This Agreement may be executed by facsimile and if so executed shall be legal, valid and binding on the parties to this Agreement.

8.22. Force Majeure

8.22.1. Except for MSL's payment obligations under Section 6 of this Agreement, neither party shall be liable to each other for any delay or failure to perform any material obligation under this Agreement, if the delay or failure is due to an event or events beyond its reasonable control including, but not limited to, war, strikes, fires, floods, Acts of God, governmental restrictions or changes, power slowdowns or failures, computer slowdowns or failures, software slowdowns or failures or damage or destruction of any network facilities or servers.

8.23. Press Releases

8.23.1. The parties hereto agree that they may issue press releases announcing this Agreement, provided that such press releases comply with the confidentiality requirements of this Agreement, and that each party provides reasonable advance notice of the contents of its respective press release and reasonably cooperates with the other party as to revisions suggested by the other party.

8.24. Non-Competition

8.24.1. During the term of this Agreement, MSL undertakes and warrants that it will not, under any circumstances whatsoever, use the intellectual property of MTV other than in accordance with this Agreement and will not copy the on-line products offered by MTV. The parties acknowledge that MSL shall not be precluded from acquiring similar products.

8.25. Non-Solicitation

8.25.1. MSL agrees and warrants not to directly or indirectly solicit, interfere with, induce, encourage or endeavor to entice away from MTV and its shareholders, affiliates, subsidiaries and related parties any customer or any person, MSL, business partner, firm or corporation in the habit of dealing with the MTV and its shareholders, affiliates, subsidiaries and related parties, or interfere with or entice away any director, officer or employee of MTV or its shareholders, affiliates, subsidiaries and related parties.

8.26. Condition

8.26.1. It is a condition precedent to this Agreement that, concurrently with the execution hereof, the parties hereto shall enter into a sales agreement whereby MSL shall grant to MTV the non-exclusive right to sell the multiplayer internet gaming software developed by MSL and/or its affiliates

in consideration for a fee and upon terms and conditions substantially the same as those set forth in this Agreement.

IN WITNESS WHEREOF the parties hereto have hereunder executed this Agreement as of the day and year first above written.

Company: MT Ventures Inc.

Signature:

Name: MARINA PHOTIOU

Title: Director

Company: Mahjong Systems (Cyprus) Limited

Signature:

Name: ADRIAAN BRINK

Title: Director